Exhibit 10.28

Achieve Life Science, Inc.

30 Sunnyside Avenue

Mill Valley, CA 94941

December 14, 2016

Dr. Ognian Donev

Chairman & Chief Executive Officer

Sopharma AD

16 Iliensko Shose Boulevard

1220 Sofia, Bulgaria

Dear Ognian:

As we discussed in London and Vladimir has recently told you, Achieve Life Science, Inc. (formerly known as Extab Corporation (“Achieve”)) is making progress on the potential merger with a U.S. NASDAQ listed company. In the process of legal due diligence, the U.S. company with a code name of “Arrow” (“Arrow”), has reviewed the Commercial Agreement on Supply of Pharmaceutical Products dated February 1, 2010, as amended May 14, 2015 (collectively, the “Commercial Agreement”) between Sopharma AD (“Sopharma”) and Achieve. Arrow is concerned about a lack of clarity between the agreements and have requested that Sopharma confirm the following understandings and agreements, which will be incorporated into a subsequent amended and restated Commercial Agreement between Achieve and Sopharma:

1. Sopharma agrees that it will not supply Bulk API and/or Finished Product to any other person or entity in the Territory.

2. Sopharma will have exclusive rights to supply Bulk API in the Territory, but it will permit Achieve to have discussions with, and have the right to enter into an agreement with, one or more other parties to provide fill/finish for the Products. This is to permit Achieve to use another tableting facility for EU regulatory purposes, and also if getting the Sofia tableting facility approved by the U.S. Food and Drug Administration (“FDA”) become problematic.

3. Sopharma will maintain recordkeeping, release documentation, and all other information necessary for Achieve to fulfill its regulatory obligations, including to comply with Good Agricultural Practices (as defined by the United States Department of Agriculture), Good Manufacturing Practices (as defined by the FDA and other governmental authorities) and other applicable regulatory requirements. Sopharma will make available such information to Achieve upon request, and will also cooperate with Achieve as needed to respond to regulatory inquiries. Sopharma will permit Achieve to inspect its facilities as needed to ensure this compliance.

4. Sopharma will not be permitted to modify the Products without Achieve’s consent, except as necessary for Sopharma to comply with its regulatory requirements (and then shall do so only after written notice to Achieve).

5. Sopharma will grant Achieve full access to the entire supply chain for the Products, so that Achieve can ensure that its full forecasted requirements for the Products can be satisfied, and commit to produce forecasted demand for a specific time period (e.g. 12 months) to be mutually agreed by the parties and include multi-year forecasting supply and purchasing obligations.

6. All of Achieve’s rights under the Commercial Agreement, and all other agreements with Sopharma, will survive any transaction with Arrow, in accordance with their respective terms.

The Commercial Agreement shall remain in full force and effect, except to the extent expressly amended by this letter agreement. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to rules governing the conflict of laws.

Please indicate your acceptance of and agreement with this letter agreement by signing where indicated below.

Very truly yours,

ACHIEVE LIFE SCIENCE, INC.

By: /s/ Richard Stewart
Name: Richard Stewart
Title: Chairman

Accepted and agreed:

SOPHARMA AD

By: /s/ Ognian Donev
Name: Ognian Donev
Title: CEO